                                                                   EXHIBIT 99(b)

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of the
Washington D.C. SMSA Limited Partnership

     We have audited the balance sheets of the Washington D.C. SMSA Limited Partnership (the Partnership) as of December 31, 1994 and 1993, and the related statements of income, changes in partners' capital, and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As further discussed in Note #6, during 1994 a settlement agreement was entered into amongst the partners of the Partnership. This agreement resulted in a reduction of litigation costs previously charged to the Partnership.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Washington D.C. SMSA Limited Partnership as of December 31, 1994 and 1993, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/  Coopers & Lybrand LLP
---------------------------------------------------------
Coopers & Lybrand LLP

New York, New York
February 6, 1995

                                       106